Exhibit 99.1

China 3C Group Reaffirms Fiscal 2007 Financial Estimates

--Retains ICR to Provide Investor Relations Strategy--

ZHEJIANG PROVINCE, China, February 19, 2008 -- China 3C Group (OTCBB: CHCG), a retailer and wholesale distributor of consumer and business products in China, today reaffirmed comfort with the Company’s fiscal 2007 diluted earnings per share forecast of US$0.43 to $0.47.

Chairman and CEO Zhenggang Wang commented, "We are pleased to reiterate comfort with our diluted earnings per share guidance, which is a result of continued strength in both our retail and wholesale distribution businesses. We were also very satisfied with our operational execution and look forward to continued momentum in our business ahead.”

Additional information will be available when the Company announces formal 2007 financial results in March, 2008.

In addition, the Company announced that it has retained ICR to design and execute its investor relations strategy while assisting management with shareholder communications.

Mr. Wang commented, "ICR has a strong history working with public companies, both in China and in the U.S., to improve overall communication with the U.S. investment community. We look forward to working with ICR and are confident that our relationship will be long-standing and highly successful."

ICR, with offices in Shanghai, China, Beijing, China, New York, NY, Westport, CT, Boston, MA and Los Angeles, CA, and will serve as China 3C’s investor relations advisory firm. Composed exclusively of seasoned Wall Street professionals -- former senior sell-side analysts, portfolio managers, investment bankers and capital markets professionals who possess invaluable experience dealing with publicly traded equities in the capital markets -- ICR has strong expertise working with U.S. listed companies from China.

About China 3C
China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements:
Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, contact:
Bill Zima
ICR, Inc
Tel: +1-203-682-8200